Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 20, 2020, Assertio Holdings, Inc. (Assertio) completed a Merger (the Merger) with Zyla Life Sciences (Zyla) pursuant to an Agreement and Plan of Merger (Merger Agreement), dated as of March 16, 2020. The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Merger and other activities contemplated by the Merger Agreement based on the results of operations of Assertio and Zyla.

        Additionally, the following unaudited pro forma condensed combined financial information illustrates the effects of the following transactions (collectively, the "previous transactions") previously reported within Assertio's Form 8-K/A report filed on January 16, 2020, and Assertio's Form 8-K report filed on February 20, 2020, respectively:

• Assertio divested its rights, title and interest in and to Gralise® (gabapentin) ("Gralise"), including certain related assets on January 10, 2020;

• Assertio divested its remaining rights, title and interest in and to the NUCYNTA® franchise of products ("NUCYNTA") on February 13, 2020;

• Assertio repaid all but $0.3 million of outstanding principal of the Assertio 2021 and 2014 Notes and all outstanding principal of the Assertio Senior Notes, utilizing the proceeds of the divestitures of Gralise and NUCYNTA.

This unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements and related notes of Assertio and Zyla:

• Separate historical financial statements of Assertio as of and for the year ended December 31, 2019 and the related notes included in Assertio's Annual Report on Form 10-K for the year ended December 31, 2019 that Assertio filed with the SEC on March 10, 2020;

• Separate historical financial statements of Assertio as of and for the nine months ended September 30, 2020 and the related notes in Assertio’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020 that Assertio filed with the SEC on November 6, 2020;

• Separate historical financial statements of Zyla as of and for the year ended December 31, 2019 and the related notes in Zyla's Annual Report on Form 10-K for the year ended December 31, 2019 that Zyla filed with the SEC on March 26, 2020;

• Assertio’s Joint Proxy Statement/Prospectus on Form S-4 dated April 20, 2020.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 combines the historical consolidated statements of income of Assertio and Zyla, giving effect to the Merger as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 for the previous transactions give effect to the divestitures within column "Previous Transactions Pro Forma Adjustments". The historical consolidated statements of operations have been adjusted in the unaudited pro forma condensed combined statements of operations to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company's results.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to integrate the operations of Assertio and Zyla, or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements.

The unaudited pro forma condensed combined statements of operations have been prepared using the acquisition method of accounting under the provisions of ASC 805 under GAAP, and the regulations of the SEC. Assertio has been deemed the acquirer in the Merger for accounting purposes. In identifying Assertio as the acquiring entity, Assertio reviewed the proposed composition of the combined company's board, the entity issuing the shares to be used as consideration for the Merger, the designation of certain senior management positions, as well as the fact that Assertio's existing shareholders own the majority of the combined company after completion of the Merger transaction.

As of September 30, 2020, Assertio has completed a preliminary purchase price allocation to provide an estimate of the fair market values associated with certain of Zyla’s assets and liabilities acquired including inventories, property, plant and equipment, intangible assets, contingent consideration and debt. Other than the items specifically noted, Zyla's assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values as Assertio believes that these carrying values approximate fair values. The preliminary amounts recognized are subject to further revision to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. Any changes to the fair value assessments may affect the purchase price allocation and could potentially impact goodwill. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined statements of operations and the combined company's future results of operations and financial position.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Assertio. Upon completion of the Merger, Assertio performed a detailed review of Zyla's accounting policies. As a result of that review, Assertio identified certain differences between the accounting policies of the two companies, however these differences were not expected to have a material impact on its combined results of operations. As such, no adjustments have been made in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020. Additionally, certain financial information of Zyla as presented in its historical consolidated statements of operations has been reclassified to conform to the historical presentation in Assertio's consolidated statements of operations for purposes of preparation of the unaudited pro forma condensed combined financial information.

ASSERTIO THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2019

(in thousands, except share data)

		Previous		Historical Assertio	Historical Zyla	Historical Zyla
		Transactions		(as adjusted for	(Adjusted for	(Adjusted for
	Historical	Pro Forma	Footnote	Previous	Reclassifications)	Reclassifications)	Pro Forma Merger	Footnote	Pro Forma
	Assertio	Adjustments	Reference	Transactions)	Successor 11 months	Predecessor 1 month	Adjustments	Reference	Combined
Revenues:
Product sales, net	$108,806	$(63,124)	(6a)	$45,682	$79,527	$1,775	$-		$126,984
Commercialization agreement, net	118,614	(118,614)	(6b)	-	-	-	-		-
Royalties and milestones	2,084	-		2,084	-	-	-		2,084
Total revenues	229,504	(181,738)		47,766	79,527	1,775	-		129,068
Costs and expenses:
Costs of sales (excluding amortization of intangible assets)	9,505	(4,421)	(6c)	5,084	40,553	554	-		46,191
Research and development expenses	10,106	(2,256)	(6d)	7,850	22	186	-		8,058
Selling, general and administrative expenses	108,866	(6,833)	(6d)	102,033	59,840	8,186	(410)	(5b)	169,649
Amortization of intangible assets	101,774	(94,301)	(6f)	7,473	12,823	171	6,917	(5c)	27,384
Loss on impairment of intangible asset	189,790	(189,790)	(6d)	-	-	-	-		-
Restructuring charges	3,891	-		3,891	1,920	799	-		6,610
Total costs and expenses	423,932	(297,601)		126,331	115,158	9,896	6,507		257,892
Income (loss) from operations	(194,428)	115,863		(78,565)	(35,631)	(8,121)	(6,507)		(128,824)
Other income (loss):
Gain on debt extinguishment	26,385	(26,385)	(6h)	-	-	-	-		-
Other income, net	3,948	-		3,948	3,337	140	-		7,425
Interest expense	(58,389)	58,389	(6h)	-	(13,353)	52	2,182	(5e)	(11,119)
Total other expense	(28,056)	32,004		3,948	(10,016)	192	2,182		(3,694)
Reorganization items	-	-		-	(993)	115,169	-		114,176
Net (loss) income before income taxes	(222,484)	147,867		(74,617)	(46,640)	107,240	(4,326)		(18,343)
Income tax benefit (expense)	5,283	(34,423)	(6i)	(29,140)	-	-	1,007	(5f)	(28,133)
Net (loss) income	$(217,201)	$113,444		$(103,757)	$(46,640)	$107,240	$(3,319)		$(46,476)
Basic net loss per share	$(3.07)			$(1.47)					$(0.43)
Diluted net loss per share	$(3.07)			$(1.47)					$(0.43)
Shares used in computing basic net loss per share	70,716			70,716					108,625
Shares used in computing diluted net loss per share	70,716			70,716					108,625

ASSERTIO THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2020

(in thousands, except share data)

		Previous		Historical Assertio
		Transactions		(as adjusted for	Historical Zyla
	Historical Assertio	Pro Forma Adjustments	Footnote Reference	Previous Transactions)	(Adjusted for Reclassifications)	Pro Forma Merger Adjustments	Footnote Reference	Pro Forma Combined
Revenues:
Product sales, net	$63,683	$(2,199)	(6a)	$61,484	$27,103	$-		$88,586
Commercialization agreement, net	11,258	(11,258)	(6b)	-	-	-		-
Royalties and milestones	1,158	-		1,158	-	-		1,158
Total revenues	76,099	(13,457)		62,642	27,103	-		89,744
Costs and expenses:
Costs of sales (excluding amortization of intangible assets)	13,099	(199)	(6c)	12,900	6,101	(2,940)	(5a)	16,061
Research and development expenses	3,983	-		3,983	-	-		3,983
Selling, general and administrative expenses	81,191	(7,257)	(6e)	73,934	30,232	(10,972)	(5b)	93,194
Amortization of intangible assets	18,237	(5,926)	(6f)	12,311	5,415	1,939	(5c)	19,665
Loss on impairment of intangible asset	-	-		-	4,830	(4,830)	(5d)	-
Restructuring charges	6,787	-		6,787	468	-		7,255
Total costs and expenses	123,297	(7,457)		115,840	47,047	(16,803)		146,084
Income (loss) from operations	(47,198)	(6,000)		(53,198)	(19,944)	16,803		(56,340)
Other income (expense):
Gain on sale of Gralise	126,655	(126,655)	( 6g)	-	-	-		-
(Loss) Gain on extinguishment of convertible notes	(47,880)	47,880	(6h)	-	-	-		-
Loss on sale of NUCYNTA	(14,749)	14,749	(6g)	-	-	-		-
Interest expense	(13,328)	13,328	(6h)	-	(5,856)	(2,185)	(5e)	(8,041)
Change in fair value of contingent consideration	(1,861)	-		(1,861)	(4,000)	-		(5,861)
Loss on prepayment of Senior Notes	(8,233)	8,233	( 6h)	-	-	-		-
Other gain (loss)	(3,571)	-		(3,571)	(564)	-		(4,135)
Total other expense	37,033	(42,465)		(5,432)	(10,420)	(2,185)		(18,037)
Reorganization items	-	-		-	(189)	-		(189)
Net (loss) income before income taxes	(10,165)	(48,465)		(58,630)	(30,553)	14,618		(74,565)
Income tax benefit (expense)	6,374	11,283	(6i)	17,657	-	(3,403)	(5f)	14,254
Net (loss) income	$(3,791)	$(37,183)		$(40,974)	$(30,553)	$11,215		$(60,312)
Basic net loss per share	$(0.05)			$(0.50)				$(0.51)
Diluted net loss per share	$(0.05)			$(0.50)				$(0.51)
Shares used in computing basic net loss per share	81,431			81,431				119,340
Shares used in computing diluted net loss per share	81,431			81,431				119,340

1.	Description of transactions

On May 20, 2020, Assertio completed a Merger with Zyla pursuant to the Merger Agreement, dated as of March 16, 2020. Prior to the consummation of the Merger, Assertio Therapeutics, Inc. implemented a holding company reorganization (Assertio Reorganization) pursuant to the Merger Agreement, dated as of May 19, 2020, by and among Assertio Therapeutics, Inc., Assertio and a wholly-owned subsidiary formed to effectuate the Assertio Reorganization. As a result of the Assertio Reorganization, Assertio Therapeutics, Inc. became a direct, wholly-owned subsidiary of Assertio, with Assertio assuming Assertio Therapeutics, Inc.’s listing on the Nasdaq Stock Market and being deemed as successor issuer to Assertio Therapeutics, Inc. under applicable securities law.

Upon consummation of the Merger, each issued and outstanding share of Zyla common stock converted into 2.5 shares of Assertio Holding’s common stock (the Exchange Ratio), and each outstanding option or warrant to purchase Zyla common stock converted into the right to purchase shares of Assertio’s common stock. The valuation of consideration transferred was based on the share price of Assertio’s common stock which was equal to the closing share price as of May 20, 2020, of $0.90 per share.

Additionally, on January 10, 2020 Assertio divested its rights, title and interest in and to Gralise, including certain related assets for approximately $78.6 million, which included $75.0 million in base purchase price and approximately $3.6 million in inventory amounts. In addition, Assertio was entitled to receive 75% of the purchaser's first $70.0 million of Gralise net sales subsequent to the closing of the transaction (consideration receivable). On June 3, 2020, the Company entered into an agreement to settle the remaining balance of $39.7 million in consideration receivable, whereby the Company reduced the consideration receivable by $0.9 million and received $38.8 million in cash.

On February 13, 2020, Assertio divested its remaining rights, title and interest in and to NUCYNTA and received $367.9 million in net proceeds, which consisted of $375.0 million in base purchase price, plus approximately $6.0 million in preliminary positive inventory value, less $13.1 million for royalties previously paid to Assertio. Assertio used the proceeds from the dispositions of NUCYNTA and Gralise (the Divestitures) to retire all its outstanding indebtedness.

2.	Basis of presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of the U.S. SEC's Regulation S-X. The historical financial statements were prepared in accordance with GAAP and presented in thousands of U.S. dollars.

The Merger was accounted for as a business combination using the acquisition method of accounting under the provisions of ASC Topic 805, “Business Combinations” and using the fair value concepts defined in ASC Topic 820, "Fair Value Measurements" ("ASC 820"). ASC 820 defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop fair value measures. Fair value is defined in ASC 820 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date". This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 combine the results of operations of Assertio for the nine months ended September 30, 2020 with the results of Zyla for the period from January 1, 2020 through May 20, 2020 (the closing date of the Merger or “Closing Date”) as if the transaction had occurred on January 1, 2019. Zyla’s results of operations are presented in the historical Assertio results since the Closing Date, which included the period of May 21, 2020 to September 30, 2020. An unaudited pro forma condensed combined balance sheet is not presented as the balance sheet effect of the Merger is reflected in Assertio’s historical financial statements as of September 30, 2020 in Assertio’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020.

3.	Reclassifications

Assertio identified certain reclassification adjustments that were necessary to conform Zyla’s financial statement presentation to Assertio’s financial statement presentation for the year ended December 31, 2019 and the nine months ended September 30, 2020. For purposes of the pro forma statements of operations, Zyla’s historical statements of operations have been adjusted to reflect these reclassifications (in thousands). Refer to the table below for a summary of the reclassification adjustments made to Zyla’s statements of operations for the year ended December 31, 2019 and the period ended May 20, 2020 to conform its presentation to that of Assertio.

	Historical Zyla line items Successor: 11 months February 1, 2019 through December 31, 2019	Historical Zyla line items Predecessor: 1 month January 1, 2019 through January 31, 2019	Reclassification adjustment of Successor to conform to Assertio presentation	Reclassification adjustment of Predecessor to conform to Assertio presentation	Revised Zyla Successor line items	Revised Zyla Predecessor line items
Statement of Operations
For the year ended December 31, 2019
Net product sales	$79,527	$1,775	$(79,527)	$(1,775)	$-	$-
Product sales, net	-	-	79,527	1,775	79,527	1,775
Amortization of product rights	12,823	171	(12,823)	(171)	-	-
Amortization of intangible assets	-	-	12,823	171	12,823	171
General and administrative	22,321	5,413	(22,321)	(5,413)	-	-
Sales and marketing	32,536	2,773	(32,536)	(2,773)	-	-
Change in fair value of contingent consideration payable	4,983	-	(4,983)	-	-	-
Selling, general and administrative expenses	-	-	59,840	8,186	59,840	8,186
Research and development	22	186	(22)	(186)	-	-
Research and development expenses	-	-	(22)	186	22	186
Restructuring and other charges	1,920	799	(1,920)	(799)	-	-
Restructuring charges	-	-	1,920	799	1,920	799
Interest expense (income), net	13,353	(52)	(13,353)	52	-	-
Interest expense	-	-	(13,353)	52	(13,353)	52
Other gain. net	(3,337)	(140)	3,337	140	-	-
Other income, net	$-	$-	$3,337	$140	$3,337	$140

	Historical Zyla line items period ended May 20, 2020	Reclassification adjustment of Zyla to conform to Assertio presentation	Revised Zyla line items
Statement of Operations
For the period ended May 20, 2020
Net product sales	$27,103	(27,103)	-
Product sales, net	-	27,103	27,103
Amortization of product rights	5,415	(5,415)	-
Amortization of intangible assets	-	5,415	5,415
General and administrative	16,400	(16,400)	-
Sales and marketing	13,833	(13,833)	-
Selling, general and administrative expenses	-	30,232	30,232
Restructuring and other charges	468	(468)	-
Restructuring charges	-	468	468
Interest expense (income), net	5,856	(5,856)	-
Interest expense	-	(5,856)	(5,856)
Other gain, net	568	(568)	-
Other income net	$-	(564)	(564)
Loss on foreign currency exchange	(4)	4

4.	Accounting Policy Adjustments

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Assertio. Based on the procedures performed to date, the accounting policies of Zyla have been determined to be similar in all material respects to Assertio's accounting policies with certain exceptions. Assertio has determined that certain policy differences exist with respect to capitalization of inventory samples and amortization of Director and Officer tail coverage. These accounting policy differences have an immaterial effect on the revenues, expenses and net income of Assertio and Zyla and no adjustments have been reflected in the pro forma statement of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020.

5.	Unaudited Pro forma Condensed Combined Statement of Operations Adjustments

The following outlines the various adjustments to the unaudited pro forma condensed combined statement of operations.

(a)            Cost of sales (excluding amortization of intangible assets)

Represents an adjustment related to the step-up in inventory fair value of $2.9 million in purchase accounting which increased cost of sales during the nine months ended September 30, 2020 as inventory was sold. The step up of inventory fair value in the pro forma condensed combined statements of operations was eliminated as it does not have a continuing impact to the statements of operations.

(b)           Selling, general and administrative expenses

Represents the pro forma adjustment to selling, general and administrative expenses of $11.0 million during the nine months ended September 30, 2020 and of $0.4 million for the year ended December 31, 2019. Adjustments related to share-based compensation expense were immaterial for the year ended December 31, 2019 and the nine months ended September 30, 2020. Refer to the table below which reflects the components of selling, general and administrative expenses impacted by pro forma adjustments (in thousands):

	Fiscal Year Ended December 31, 2019	9 Months Ended September 30, 2020
Transaction costs adjustment (1)	$-	$(10.8)
Depreciation adjustment for property, plant and equipment (2)	(0.4)	(0.2)
Net adjustment to selling, general and administrative expenses	$(0.4)	$(11.0)

(1)	Represents an adjustment for the nine months ended September 30, 2020, for the removal of $10.8 million of expense related to transaction-related costs incurred by Assertio related to the Merger which are non-recurring in nature.
(2)	Represents an adjustment of $0.4 million and $0.2 million for the year ended December 31, 2019 and nine months ended September 30, 2020, respectively, of a reduction to depreciation expense due to the fair value adjustments for property, plant and equipment in purchase accounting.

(c)           Amortization of intangible assets

Represents an adjustment for the net increase of $6.9 million from the elimination of historic Zyla intangible asset amortization of $13.0 million for the year ended December 31, 2019 and the recognition of pro forma amortization expense of $19.9 million on the portion of the purchase price allocated to Zyla's definite-lived product rights. Additionally, represents a net increase of $1.9 million from the elimination of historical Zyla intangible asset amortization of $5.4 million for the period ended May 20, 2020 and the recognition of pro forma amortization expense of $7.4 million on the portion of the purchase price allocation to Zyla's definite-lived product rights. The estimated useful life of the various Zyla product rights intangible assets including Sprix, Oxaydo and Indocin range from less than one year to eleven years.

(d)           Loss on impairment of intangible asset

Represents an adjustment for the removal of $4.8 million of loss on impairment of Zyla goodwill. As the impairment was driven by the transaction, this impairment was directly attributable to the Merger and non-recurring in nature.

(e)           Interest expense

Represents the net decrease in interest expense related to the fair value adjustment and restructuring of Zyla's historical long-term debt that, for accounting purposes, is deemed to be assumed by Assertio in the Merger as follows (in thousands):

	Year Ended December 31, 2019	Nine Months Ended September 30, 2020
Elimination of historical Zyla interest expense (1)	$(13,301)	$(5,856)
Pro forma interest expense related to assumed Zyla debt (2)	$11,119	$8,041
Net adjustment to interest expense	$(2,182)	$2,185

(1)	Represents an adjustment to eliminate the historical interest expense recognized by Zyla.
(2)	Represents an adjustment for interest expense as a result the restructuring of principal payments related to Zyla's Series A-1 and Series A-2 notes, elimination of the amortization of deferred financing fees and discounts, and the amortization of the discount associated with the fair value adjustment to debt. Historically, Zyla repaid the principal on the Series A-1 and Series A-2 Notes semi-annually in an amount equal to 15% of the aggregate net sales of identified products for the two consecutive fiscal quarter periods most recently ended, less the amount of fixed rate interest paid on the Series A-1 and Series A-2 Notes. As a result of the restructuring of the Series A-1 and Series A-2 Notes, Zyla will pay an amount equal to 5% of the original aggregate principal amount of the Series A-1 and Series A-2 Notes on each semi-annual payment date (in thousands).

(f)            Income tax benefit

Represents the income tax effect of unaudited pro forma condensed combined statement of operations adjustments related to the Merger using a statutory tax rate of 23%. As the adjustments contained in this unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate will likely vary from the effective rate in periods subsequent to the Merger.

6.	Divestiture of Gralise and NUCYNTA and Extinguishment of Debt

The following represents an explanation of the various adjustments to the unaudited pro forma condensed combined statements of operations as a result of the previous transactions:

(a)	Product sales, net

Represents adjustments to eliminate the product sales revenue results attributable to Gralise for both the year ended December 31, 2019 and the nine months ended September 30, 2020 as if the divestiture occurred on January 1, 2019.

(b)	Commercialization agreement, net

Represents adjustments to eliminate the commercialization agreement revenues attributable to NUCYNTA for both the year ended December 31, 2019 and the nine months ended September 30, 2020 as if the divestiture occurred on January 1, 2019.

(c)	Cost of sales (excluding amortization of intangible assets)

Represents adjustments to eliminate cost of sales attributable to Gralise for both the year ended December 31, 2019 and the nine months ended September 30, 2020 as if the divestiture occurred on January 1, 2019.

(d)	Certain Gralise and NUCYNTA expenses

Represents adjustments to eliminate research and development expenses attributable to Gralise and NUCYNTA, adjustments to eliminate the selling, general and administrative expenses attributable to Gralise and NUCYNTA, and adjustments to eliminate the impairment of the NUCYNTA intangible asset performed as if the Gralise and NUCYNTA divestitures had occurred on January 1, 2019.

These adjustments were not made for the nine months ended September 30, 2020 as corresponding expenses were immaterial for the nine months ended September 30, 2020. See Note 6(e) for further information on adjustment of selling, general and administrative expenses.

(e)	Selling, general and administrative expenses

Represents an adjustment for the removal of $7.3 million of expense related to transaction-related costs incurred by Assertio for the disposition of Gralise and NUCYNTA which are non-recurring in nature.

(f)	Amortization of intangible assets

Represents an adjustment to eliminate amortization of intangible assets attributable to NUCYNTA for the year ended December 31, 2019 and the nine months ended September 30, 2020 as if the divestiture had occurred on January 1, 2019.

(g)	Gain on sale of Gralise/loss on sale of NUCYNTA

Represents adjustments to eliminate the gain on the sale of Gralise which was recognized in the nine months ended September 30, 2020 and eliminate the loss on the sale of the remaining rights, title, and interest in and to the NUCYNTA franchise of products during the nine months ended September 30, 2020.

(h)	Interest expense and (loss) gain on debt extinguishment

Represents adjustments to eliminate interest expense related to the Assertio Senior Notes and Assertio Convertible Notes due 2021 and 2024 for the year ended December 31, 2019 and the nine months ended September 30, 2020 as if proceeds for the Gralise and NUCYNTA divestitures were utilized to settle the outstanding debt. Adjustments were reflected as if the divestiture occurred on January 1, 2019. Additional interest expense related to Zyla debt in the period from May 20, 2020 through September 30, 2020 was eliminated through this adjustment. See adjustment 5(e) for further information on adjustment of Zyla interest expense.

Additionally, represents adjustments to eliminate the loss on debt extinguishment related to the settlement of all but $0.3 million in aggregate principal outstanding of the Company's 2021 and 2024 Notes, on the settlement of the remaining outstanding principal of the Company's senior notes, and on the settlement of the Company's convertible notes as if proceeds for the Gralise and NUCYNTA divestitures were utilized to settle this debt as of January 1, 2019 as the loss is nonrecurring in nature.

(i)	Income tax benefit

Represents the income tax effect of unaudited pro forma condensed combined statement of operations adjustments related to the Merger using a statutory tax rate of 23% for both the nine months ended September 30, 2020 and the fiscal year ended December 31, 2019. Because the adjustments contained in this unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate will likely vary from the effective rate in periods subsequent to the Merger.

7.	Earnings per Share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the consolidated pro forma basic and diluted weighted average shares of Assertio. The pro forma basic and diluted weighted average shares outstanding are a combination of historic Assertio shares and the shares issued as part of the Merger (in thousands, except per share data).

	For the Year Ended December 31, 2019	For the Nine Months Ended September 30, 2020
Pro forma net (loss) income	$(46,476)	$(60,312)

Historical weighted-average number of common shares outstanding
Basic	70,716	81,431
Diluted	70,716	81,431

Common shares issued as part of the Transaction	37,909	37,909

Pro forma weighted-average number of common shares outstanding
Basic	108,625	119,340
Diluted	108,625	119,340

Pro forma net loss per common share
Basic	$(0.43)	$(0.51)
Diluted	$(0.43)	$(0.51)